NEWS RELEASE

Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International Awarded $0.8 Billion

Air Force Space Command C4I2TSR Contract

RESTON, VA, March 26, 2004 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, announced today that it is being awarded the Command, Control, Communications, Computer, Intelligence, Information Technology, Surveillance and Reconnaissance (C4I2TSR) Engineering and Technical Support Contract.  The contract supports the U. S. Air Force Space Command (AFSPC), United States Strategic Command (USSTRATCOM), North American Aerospace Defense Command (NORAD), United States Northern Command (USNORTHCOM), and other government agencies.

Under the contract, SI International will provide supported organizations with the capability to design, engineer, integrate, furnish equipment and materials, install and test (EFI&T) and provide operations and maintenance and allied support for a wide range of current and future C4I2TSR systems located throughout the world.  The indefinite delivery/indefinite quantity prime contract has a three and one-half year base period, and, with options, a potential value up to $800 million.

Since 1997, SI International has been the lead contractor for the C4I2SR contract that expires on September 30, 2004, which also supported U.S. Air Force Space Command and NORAD, both headquartered in Colorado Springs, CO, as well as U.S. Strategic Command, located in Omaha, NE and other U.S. government agencies located around the world.

About SI International: SI International is a provider of information technology and network solutions (IT) primarily to the federal government. The Company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in SI International, Inc.’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by SI International, Inc. under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International, Inc.’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward- looking statements due to such risks and uncertainties. SI International, Inc. undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.